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                                                                       EXHIBIT 3



                                                            October 9, 1996

GKN Securities Corp.
61 Broadway, 12/th/ Floor
New York, New York 10006

Specialty Catalog Corp.
21 Bristol Drive
South Easton, Massachusetts 02375


Gentlemen:

     The undersigned shareholder and/or securityholder, officer and/or director of Specialty Catalog Corp. ("Company"), in consideration of the underwriting of a public offering ("Offering") of securities of the Company by GKN Securities Corp. ("GKN"), hereby agrees that, without the prior written consent of GKN, for a period of twelve (12) months (the "Lock-up Period") from the effective date ("Effective Date") of the Company's Registration Statement on Form S-1 (File No. 333-10793) ("Registration Statement") which relates to the Offering of its securities to be underwritten by GKN, the undersigned will not offer, sell, transfer or otherwise dispose of any shares of Common Stock of the Company now owned or hereafter acquired, whether beneficially/1/ or of record, by the undersigned, including, but not limited to, shares of Common Stock acquired upon exercise of options or warrants or acquired upon conversion of any other securities owned by the undersigned (collectively, the "Securities"), except by means of a private transaction in connection with which the proposed transferee agrees in writing to be bound by all of the provisions of this agreement prior to the consummation of such private transaction; provided that (i) the foregoing shall not apply to shares of Common Stock acquired by the undersigned in the Offering or to Securities acquired by the undersigned in the after market after the closing date of the Offering and (ii) the Lockup Period applicable to any shares of Common Stock acquired upon conversion of any shares of the Company's 13% Preferred Stock held by the undersigned shall terminate six (6) months after the Effective Date.

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/1/It is agreed that, for purposes of this letter, the undersigned beneficially owns, among other shares, any shares owned by (i) if the undersigned is an individual, members of his or her family and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.
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GKN Securities Corp.                                            October 9, 1996
Specialty Catalog Corp.                                                  Page 2


     The undersigned acknowledges that it will cause:

     1. A copy of this Agreement to be available from the Company or the Company's transfer agent upon request and without charge;

     2. A notice to be placed on the face of each certificate for the Securities stating that the transfer of the Securities is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

     3. A typed legend to be placed on the reverse side of each certificate representing Securities which states that the sale or transfer of the Securities is subject to certain restrictions pursuant to an agreement between the security holder, the Company and GKN, which agreement is on file with the Company and the stock transfer agent, from which a copy is available upon request and without charge.

     In addition, the undersigned hereby waives any and all rights to request or demand the registration pursuant to the Securities Act of 1933, as amended ("Act"), of any Securities of the Company which are held in the name of, or beneficially owned by the undersigned (x) in connection with or pursuant to the Registration Statement and (y) for a period of twelve months from the Effective Date.

     During the three-year period following the Effective Date, GKN shall have the right to purchase for its account or to sell for the account of the undersigned any Securities sold on any United States securities market or exchange, including, but not limited to, open market sales or sales pursuant to Rule 144 under the Act. The undersigned agrees to consult with GKN with regard to any such sales and will offer GKN the exclusive opportunity to purchase or sell such Securities on terms at least as favorable to the undersigned as the undersigned can secure elsewhere. If GKN fails to accept in writing any such proposal for sale by the undersigned within four business hours after receipt of a notice containing such proposal, then GKN shall have no claim or right with respect to any such proposal (without affecting its rights to other sales). If, thereafter, such proposal is modified in any material respect, the undersigned shall adopt the same procedure as with respect to the original proposal.


                                                            Very truly yours,



                                                            /s/ Steven L. Bock